TERRITORY RIGHTS AGREEMENT
                           --------------------------

         AGREEMENT, dated ____________, by and between PLANET KIDS, INC., a California corporation, hereinafter referred to as "Planet Kids", and PT. PLANET KIDSINDO a Jakarta, Indonesia entity, hereinafter referred to as "Territory Rights Holder".

WITNESSETH:

         1. Recitals of Facts:

         (a) Planet Kids owns and controls certain secret formulas, processes, copyrights and trademarks for the purpose of conducting wholesale and retail businesses, and has developed many original, new and distinctive plans for the establishment and development of indoor multimedia, interactive play centers for children (hereinafter referred to as "the facility" or "facilities.")

         (b) Planet Kids has developed techniques for the promotion, sale and merchandising of its products, services and related items which are being offered and may be offered through locations operating under the name of Planet Kids.

         (c) In order to advertise and promote its trade name, products and services sold thereunder, and to enhance the value of the good will attached thereto as well as to advertise, identify and enhance the value of Planet Kids, Planet Kids has designed, developed, engineered and adopted a standard, unique and uniform plan and style for the construction and operation of such Planet Kids which includes, among other things, and without limitation, engineering for highest efficiency of operation of said facilities, complete design and programming of equipment, paper products, operating methods, construction, control systems, bookkeeping, accounting, delivery and freight systems, and for creating the greatest sales appeal, the design and programming of advertising, sales techniques, signs, interior and exterior design and decor, uniforms, and procedures and training of personnel and management.

         (d) Planet Kids now owns and operates indoor, multimedia, interactive children's play centers, as above described under the name of "Planet Kids" and intends to own, operate and franchise other such facilities.

         (e) Territory Rights Holder desires to obtain exclusive territory rights to operate "Planet Kids" within the territory hereinafter described and Planet Kids is willing to grant such rights to Territory Rights Holder upon the terms and conditions hereinafter set forth.

         IN CONSIDERATION OF THE MUTUAL PROMISES and other consideration as described herein, the parties do hereby agree as follows:

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                                 GRANT OF RIGHTS

         1. Territory. Planet Kids hereby grants to Territory Rights Holder, and Territory Rights Holder hereby accepts from Planet Kids upon the terms and conditions hereinafter set forth, an exclusive territory and exclusive rights for the operation of Planet Kids within the following territory area (hereinafter referred to as the "Territory") described as follows:

All of the Territory contained within the boundaries of Indonesia, Hong Kong, Singapore, Malaysia, Taiwan, China and Philippine.

         It is agreed that this Territory Rights Agreement and the rights granted hereunder pertain only to the establishment and operation of Planet Kids. Nothing herein contained shall be construed to grant Territory Rights Holder any right to sell Planet Kids' products other than at a Planet Kids established under this Agreement.

         2. Term. The term of this Agreement shall be in perpetuity unless sooner terminated under the provisions of this Agreement.

         3. Rights Granted. The rights hereby granted constitute all rights necessary in the Territory to operate Planet Kids within the hereinabove described Territory. In no event is this Agreement to be construed to grant the right to Territory Rights Holder to give others the right to operate or to grant operating rights for Planet Kids; provided, however, that nothing herein contained shall prevent the Territory Rights Holder from entering into ventures with local partners in the areas in which Planet Kids are opened and operated, so long as the Territory Rights Holder maintains no less than a 25% ownership and voting interest in the venture and the rights and obligations hereunder are an obligation of the venture. Except as set forth in the immediately preceding sentence, Territory Rights Holder alone has the right to operate a Planet Kids and to use Planet Kids' trade name, good will and trade secrets in the operation of Planet Kids solely within the Territory, and in strict compliance with the terms hereof, No other facility by any other name, in which Territory Rights Holder may have any interest, shall serve or advertise any products, programs, games, software or anything else created by Planet Kids, nor use any of Planet Kids trade secrets.

         It is expressly agreed that the ownership of all right, title and interest in and to said trade name, good will and trade secrets is and shall remain vested solely in Planet Kids and nothing herein contained shall be construed to require Planet Kids to divulge any of the secret processes, formulas, software codes or proprietary technology.

         In addition to the rights granted above, Planet Kids expressly acknowledges that the entity designated herein as Territory Rights Holder may transfer sufficient ownership in the business to decrease its ownership to 25% of voting control, in the event of a public offering, joint venture or other transaction designed to aid in the growth of the business. Furthermore, PT. PLANET KIDSINDO shall have the right to transfer all its rights and


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obligations  hereunder to an associate or affiliated  company at any time within
90 days of the date of this Agreement; provided, however, that such associate or affiliated company has a net capitalization of approximately $1,000,000. The obligations of Territory Rights Holder shall be owed by the business to Planet Kids, regardless of any such change in ownership.

         4. Development Fees. Territory Rights Holder agrees to pay to Planet Kids an aggregate initial development fee under this Agreement in the amount of $100,000 U.S., consisting of a payment of 50% upon the execution and delivery of this Agreement and a payment of the balance of 50% upon the earlier to occur of
(a) the transfer by PT. PLANET KIDSINDO of all its rights and obligations hereunder to an associate or affiliated company as provided in Article I,
Section 3 of this Agreement, or (b) the expiration of ninety (90) days from the date of execution of this Agreement.

         5. Rights Fees. Territory Rights Holder agrees to pay Planet Kids a rights fee with respect to the first Planet Kids to be opened by it of $40,000 U.S., payable in cash, by wire transfer or by cashier's check no later than seven days after the date of the opening. With respect to the second and third Planet kids opened by the Territory Rights Holder, the Territory Rights Holder shall pay to Planet Kids, as rights fees, the sum of $40,000, respectively, in each case in cash, by wire transfer or by cashier's check no later than seven days after the opening of each such facility. For all subsequent facilities openings by the Territory Rights Holder, the Territory Rights Holder shall pay to Planet Kids a rights fee of $40,000 on the same terms as set forth above.

         6.  Out-of-pocket  Expenses.  It is hereby  agreed  that the  Territory
Rights Holder shall pay, through prompt reimbursement, or otherwise, the out-of-pocket expenses incurred by Planet Kids and its personnel in carrying out the duties set forth in Article IV, Section I of this Agreement as follows:

         (a) With respect to the President of Planet Kids, Territory Rights Holder shall pay all out-of-pocket expenses, including first class airline tickets, five-star hotel and other lodging expenses, daily living expenses and the like; and

         (b) With respect to other Planet Kids personnel, Territory Rights Holder shall pay all business class airline tickets, four- star hotel regular room accommodations, and a per diem of U.S. $100 to cover other ordinary daily living expenses.

                      FINANCIAL OBLIGATIONS TO PLANET KIDS

         1. Advances. Territory Rights Holder shall pay to Planet Kids all amounts advanced, if any, by Planet Kids for and on behalf of the Territory Rights Holder in accordance with the terms of this Agreement.

         2. Perpetual Territory Operations Fee. Beginning on the first Monday following the end of the first month during which the first, second and third Planet Kids are opened


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

in the Territory, and on the first Monday of each and every month thereafter during the term of this Agreement, and any extension hereof, Territory Rights Holder shall pay a perpetual operations fee to Planet Kids equal to five percent (5%) of all gross sales from the first facility during the preceding month, a perpetual operations fee to Planet Kids equal to 5% of all gross sales from the second facility during the preceding month, and a perpetual operations fee to Planet Kids equal to 5% of all gross sales from the third facility during the preceding month. With respect to all facilities opened subsequent to the first three facilities identified above, beginning on the first Monday following the end of the month during which each such Planet Kids is opened in the Territory, and on each and every first Monday of the month thereafter during the term of this Agreement, and any extension hereof, the Territory Rights Holder shall pay a perpetual operations fee to Planet Kids equal to 5% of all gross sales from each such facility during the preceding month.

         Payments are to be mailed to the address hereinafter designated and all payments shall be accompanied by a "Monthly Report" on a form specified by Planet Kids, summarizing sales information for the preceding month for all Planet Kids in the Territory.

         3. Other Charges As Set Out in This Agreement. Territory Rights Holder shall pay to Planet Kids other charges as heretofore or hereinafter set out in the terms of this Agreement.


                        DUTIES OF TERRITORY RIGHTS HOLDER

         1. Compliance with Laws, Rules, Policies and Procedures. Territory Rights Holder agrees to operate all Planet Kids in strict compliance with all applicable laws, rules and regulations of duly constituted governmental authorities, and in strict compliance with the standard operating policies and procedures established by Planet Kids, now in existence or which from time to time may be revised, added to, or subtracted from by Planet Kids. It is understood that in addition to other matters, the standard operating policies and procedures will specify design, decoration and decor of Planet Kids, the type and layout of equipment, minimum hours of operation, menus, design and colors of all materials and uniforms, standards of service, standards of sanitation, and in general, will govern all other matters which in Planet Kids' judgment requires standardization in all Planet Kids. Territory Rights Holder shall not vary any of such standard operating policies and procedures without Planet Kids prior written consent. In the event variance is required, on account of local customs, conditions or otherwise, consent will not be unreasonably withheld by Planet Kids.

         2. Accounting Methods. Territory Rights Holder shall use the method of accounting designated by Planet Kids including the statements and reports as are required by Planet Kids. Territory Rights Holder shall furnish to Planet Kids copies of the statements and reports required of Territory Rights Holder by Planet Kids, including but not limited to, complete monthly operating statements and quarterly balance sheets.

         3. Future Planet Kids. Territory Rights Holder shall advise Planet Kids as soon as possible as to proposals for locations to establish future Planet Kids.

         4. Inspections by Planet Kids. Planet Kids and its authorized agents shall be permitted to inspect the premises, books and records of any Planet Kids at any time during normal business hours. All records relating to gross sales, including cash register tapes, shall be preserved for a minimum of three years and for such additional period as may be required by law.

         5. Required Establishment of Planet Kids. Within the Territory as an express condition for the continuation of this Agreement, Territory Rights Holder agrees to establish at least two Planet Kids in Indonesia within five (5) years following the execution and delivery of this Agreement. Upon the execution and delivery of this Agreement, the Territory Rights Holder shall proceed immediately with preparations to open the first Planet Kids in Hong Kong, and such facility shall be opened no more than 12 months from the date hereof.Planet Kids agrees that if Territory Rights Holder is unable to open the first Planet Kids in Hong Kong during such 12-month period it may substitute another location within the Territory for opening within such time frame. In any event, however, Territory Rights Holder shall open at least one Planet Kids in Hong Kong within 24 months of the date hereof. The parties expressly acknowledge that the foregoing requirements with respect to each individual country or territory shall not alter or amend the general requirement that the Territory Rights Holder establish and open at least two Planet Kids during the first five (5) years following the execution and delivery of this Agreement. If the Territory Rights Holder meets the schedule set forth above, it shall not be required to pay any additional development fees to Planet Kids. Additional Planet Kids, over and above those identified above, may be established within the Territory at the option of the Territory Rights Holder.

         In the event that at any time the Territory Rights Holder fails to meet the development schedule set forth in the preceding paragraph, then the Territory Rights Holder, without notice or any other act on behalf of Planet Kids, shall automatically forfeit all rights to establish and open Planet Kids in any country or territory granted to the Territory Rights Holder hereunder but not yet developed. Furthermore, the Territory Rights Holder shall immediately forfeit all fights to exclusivity within the territories or countries in which a Planet Kids has been established and opened to that point.




                             SERVICES OF PLANET KIDS

         1. Development, Training and Architectural Services. It is hereby agreed by the parties to this Agreement that in order for the development contemplated by this Agreement to be successful Planet Kids shall be required to provide significant development and training services to the Territory Rights Holder in connection with the opening of the first Planet Kids hereunder and thereafter. Planet Kids shall send such of its key personnel, including its head operations manager, to the Territory as shall be reasonably required to enable the Territory Rights Holder to effectively carry out its obligations under this Agreement.

         With respect to the first facility established by the Territory Rights Holder, Planet Kids will send its architect and space planner to the Territory to design the interior, as per Planet Kids' requirements. Such architect will also be responsible for supervising construction in association with local professionals. With respect to all facilities subsequently opened, Planet Kids will make its architect and space planner available as consultants to the architect utilized by the Territory Rights Holder at no cost or, if required by the Territory Rights Holder, will send its architect to the Territory to perform the services set forth above at the expense of the Territory Rights Holder.

         2. Fixtures, Equipment and Signs. Planet Kids shall specify and make available to Territory Rights Holder designs, specifications, layout and sources for all fixtures, equipment and signs necessary for the establishment of such Planet Kids.

         3. Insurance. Territory Rights Holder shall obtain through its brokers and agents and companies of its choosing, on behalf of Territory Rights Holder, insurance coverage as set out in attached Exhibit "A". Planet Kids does not intend to imply that such insurance coverage is sufficient to meet each and every need of Territory Rights Holder which is entitled and encouraged to secure on its own behalf any insurance in addition to that set out in Exhibit that it may deem necessary or as is required by law.

         Territory Rights Holder shall indemnify Planet Kids and hold it harmless from any act or omission of Territory Rights Holder, and Territory Rights Holder shall arrange for Planet Kids to be named as an additional insured in all liability policies issued in regard to any Planet Kids in the Territory.

         4. Accounting and Bookkeeping. Planet Kids, at its election, may require Territory Rights Holder to use as its accounting system, the accounting procedures supervised and maintained by Planet Kids at its Home Office, in which case Planet Kids shall instruct Territory Rights Holder in such systems and procedures, or Planet Kids may require that said accounting be done by Planet Kids personnel in its Home Office, in which case Territory Rights Holder shall pay to Planet Kids the standard charge established by Planet Kids, but not to exceed the charges being made in the Territory for comparable services.

         5. Disclosure of Procedures. Planet Kids will disclose to Territory Rights Holder its standard operating policies and procedures, and in connection therewith will furnish copies of its operating manual, its standard forms, designs and layouts to Territory Rights Holder.

         6. Improvements. All improvements made by Planet Kids in its products, procedures or designs will be made available to Territory Rights Holder.


                            RELATIONSHIP OF PARTIES

         1. Independent Contractor Relationship. At all times pertaining to any activities related to this Agreement, Territory Rights Holder and its operating rights holders shall be deemed independent contractors. No employee of Territory Rights Holder or of its operating rights holders shall be deemed to be an employee of Planet Kids and nothing herein contained shall be construed as to create a partnership, joint venture, agency nor any other business relationship other than independent contractor. Neither party hereto shall be liable for debts or obligations other than their own.


                               REMEDIES FOR BREACH

         1. Complete Performance Required. Territory Rights Holder acknowledges that strict performance of all of the terms of this Agreement is necessary, not only for the protection of Territory Rights Holder but also for the protection of Planet Kids. It is therefore agreed that strict and exact performance by Territory Rights Holder of each of the terms of this Agreement is essential to best preserve, maintain and enhance the reputation, trade name and good will built up for Planet Kids system, the establishments adopting and using the same, the products sold and dispensed therefrom, and the trade name and/or trade marks used in conjunction therewith. It is therefore agreed that strict and exact performance by the Territory Rights Holder of each of the terms of this Agreement is a condition to the continuance of this Agreement.

         2. Default. If Territory Rights Holder shall be in default in the performance of any of the terms of this Agreement and such default shall not be cured within ten (10) days after telecopying written notice thereof to Territory Rights Holder by Planet Kids, or if bankruptcy, debtor or insolvency proceedings are commenced by or against Territory Rights Holder, or if Territory Rights Holder makes an assignment for the benefit of creditors, or if a receiver is appointed or an attachment or keeper is placed in possession of the business or assets of Territory Rights Holder, or if Territory Rights Holder transfers, cumulatively, more than 75% of its business voluntarily or transfers a substantial part of its business involuntarily without prior written approval of Planet Kids, which approval shall not be withheld unreasonably, then in addition to all other remedies it may have by law or in equity, Planet Kids at its election may declare this Agreement terminated.

         In the event there is a default in any of the terms herein other than the payment of money and such default cannot be cured within said ten (10) days, but Territory Rights Holder commences to cure said default within ten (10) days, then Territory Rights Holder shall be entitled to such additional time as may be deemed reasonable by Planet Kids to cure such default, but in no event shall such time exceed ninety (90) days.

         3. Non-Waiver. A waiver by Territory Rights Holder of any condition or term of this Agreement shall not be deemed to be a waiver of any other or subsequent default or breach.

                                   TERMINATION

         1. Effect of Termination. Upon termination of this Agreement, whether by lapse of time, default or other causes, Territory Rights Holder shall be entitled to continue all use of Planet Kids' trade name, trade secrets and procedures as to all of the Planet Kids already opened pursuant to this
Agreement, provided, however, that in the event of termination, the Territory Rights Holder shall forfeit all of its exclusive rights to open additional facilities in the Territory. If, however, the breach which causes the termination is a breach of the Planet Kids operating procedures and requirements as set forth in this Agreement, at Planet Kids' direction, it may elect to terminate all rights granted under this Agreement and the Territory Rights Holder shall forthwith discontinue all use of Planet Kids' trade name, trade secrets and procedures and shall remove from its own facilities all signs, decor and decoration characteristic of Planet Kids operations and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is dispensing, selling or serving any of Planet Kids' products. Territory Rights Holder expressly recognizes and acknowledges the right of Planet Kids, at its election and in addition to all other remedies, to obtain a permanent injunction to enforce the foregoing provisions.

                  In the event of termination of this Agreement for any reason at any time hereafter or at expiration of this Agreement, then for a period of five (5) years following such termination or expiration Territory Rights Holder agrees that it will not compete in any indoor, multimedia, interactive play centers, either as an owner of an interest in said establishment or business or as an independent contractor thereto, where such establishment or business is located within five (5) miles of any existing Planet Kids.

         Expiration or termination of this Agreement shall be without prejudice to the rights of Planet Kids against Territory Rights Holder, nor shall such expiration and termination relieve Territory Rights Holder of any of its obligations to Planet Kids existing at the time of the expiration or termination.

         Upon expiration or termination of this Agreement any rights to facility operations or use of the trade secrets, processes, operations, etc., or any rights to receive fees from other rights holders shall immediately terminate and revert to Planet Kids, without payment of any funds whatsoever by Planet Kids to Territory Rights Holder.


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
                                   ASSIGNMENT

         1. Written Consent. No part of this Agreement shall be assigned either voluntarily or by operation of law, without the prior written consent of Planet Kids, except as hereinafter set out. Such written consent shall not be unreasonably withheld by Planet Kids. Such withholding shall not be deemed to be unreasonable in the event the proposed assignee does not, in the opinion of Planet Kids, qualify in all respects as a Territory Rights Holder in the first instance.

         2. Assignment by Planet Kids. This Agreement shall inure to the benefit of the successors and assigns of Planet Kids.

         3. Assignment by Territory Rights Holder to a Corporation. If Territory Rights Holder is an individual or individuals or a partnership, Planet Kids expressly consents to the assignment of this Agreement to a corporation formed and controlled by Territory Rights Holder; provided, however, that at such time as Territory Rights Holder shall transfer sufficient stock to decrease its ownership to less than 25% of voting control of the corporation, in the event of a public offering, joint venture or other transaction designed to benefit the growth of the (Corporation), such transfer of said stock shall be treated for purposes of this Agreement as an assignment of rights under this Agreement. Such an assignment will not release the assignor from liability hereunder.


                                NATURE OF RIGHTS

         1. Limitations. The Territory rights granted hereby constitute rights to use "Planet Kids" trade name, good will, and standard operating policies and procedures of said Planet Kids and to benefit from the trade secrets of Planet Kids in the Territory. Nothing herein contained shall be construed so as to authorize or pen-nit the use by Territory Rights Holder of such trade name, good will, standard operating procedures and/or trade secrets within any other region of the world, or for any purpose other than specifically granted in this Agreement.

         Nothing herein contained shall be construed to require Planet Kids to divulge any secrets, processes, software codes or technologies to anyone. It is expressly agreed that ownership of all rights, title and interest in and to said trade name, good will, standard operating policies and procedures and trade secrets is and shall remain vested solely in Planet Kids.

         2. Solicitation of Personnel. It is agreed that during the effective term of this agreement, Territory Rights Holder shall not, except with the consent of Planet Kids, seek to employ or employ any person who is at the time employed by Planet Kids, or by any Planet Kids, and Territory Rights Holder shall not directly nor indirectly induce any such person to leave his or her employment as aforesaid.

                            INTEGRATION OF AGREEMENTS

         1. Attachments, Representations and Prior Agreements. This Agreement and the attached Exhibits and such other documents as are executed contemporaneously herewith, shall be constructed together and constitute the entire agreement between the parties and supersede all prior negotiations, understandings and agreements. Territory Rights Holder acknowledges that it has entered in to this Agreement as a result of its own independent investigation and not as a result of any representations of Planet Kids. its agents, officers or employees.

                                     NOTICES

         1. Mailing Addresses. Any notice required or permitted shall be in writing and shall be delivered by registered or certified mail, return receipt requested, or air express, for the protection of both parties. Any notice to Planet Kids shall be addressed to it in care of Planet Kids, Inc. at 1990 Westwood Blvd., Los Angeles, CA 90025, with a copy to Harry Shuster at 1990 Westwood Blvd., Los Angeles, CA 90025. Any notice to Territory Rights Holder, shall be addressed to it at Either party may designate another address at any time by appropriate written notice.

                                   DISABILITY

         1. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts, or portion which may, for any reason be hereafter declared invalid.

                                   DEFINITIONS

         1. Gross Sales. The term "gross sales" as used herein shall include the entire gross receipts of every kind and nature made in, or from all Planet Kids operating by Territory Rights Holder by virtue of this Agreement whether upon credit or for cash, in every department operating in or from said facilities, whether operated by a lessor, lessee, or sublessee or sublessees, or by a concessionaire or concessionaires, excepting therefrom any rebates and/or refunds to patrons and the amount of all sales taxes or similar tax receipts which have to be accounted for to any governmental agency. The term "gross sales" shall not include sales from automatic cigarette vending machines nor from public telephones.

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

                                   ARBITRATION

         1. American Arbitration Association. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be submitted to arbitration at Los Angeles, California, in accordance with the Rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof In the case that either party should have to sue to collect or enforce its agreements, the prevailing party will be entitled to attorneys' fees and costs.

                                 INTERPRETATION

         1. Captions. This Agreement shall be interpreted in accordance with the laws of the State of California. The captions and headings of the various sections and paragraphs are for convenience only and shall not affect the construction or interpretation of this Agreement.

                             CONSENT TO JURISDICTION

         1. Consent to Jurisdiction. This Agreement is delivered in the State of California and shall be governed by and construed in accordance with the contract laws of said State. The Territory Rights Holder agrees that any suit, action or proceeding (an "Action") arising out of or relating to this Agreement may be instituted, at the election of Planet Kids, in the appropriate State Courts of the State of California, or in the United States District Court for the Southern District of California, and hereby waives any objections which it may now or hereafter have to the laying of venue of any Action and irrevocably submits to the jurisdiction of any such Court in any Action. The Territory Rights Holder further acknowledges and agrees that service of process may be served on it in any Action at the offices of which is hereby appointed agent for service of process for such purpose. Nothing herein shall prejudice Planet Kids right to bring any Action in any other jurisdiction in accordance with the laws of such jurisdiction, and nothing herein shall prejudice Planet Kids right to serve summonses or process in any jurisdiction in any manner authorized by the laws of such jurisdiction.


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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and year first above written.

                                               PLANET KIDS, INC.,
                                               a California corporation


                                               By
                                                 -------------------------------
                                                      Harry Shuster, President


                                               PT.PLANET KIDSINDO


                                               By
                                                 -------------------------------








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